Exhibit 99.1

NEW INVESTMENTS PRESS RELEASE OF TRILINC GLOBAL IMPACT FUND, LLC

Los Angeles, CA (December 26, 2019) - TriLinc Global Impact Fund, LLC (“TriLinc Global Impact Fund” or “TGIF”) announced today that it recently approved $17.6 million in term loan transactions, bringing total financing commitments as of November 30, 2019 to $408.8 million for business expansions and socioeconomic developments through its holdings in Sub-Saharan Africa, Latin America, Southeast Asia, and Emerging Europe.

TGIF is an impact investing fund that provides growth-stage loans and trade finance to established small and medium enterprises (“SMEs”) in developing economies where access to affordable capital is significantly limited.  Impact Investing is defined as investing with the specific objective of achieving a competitive financial return as well as creating positive, measurable impact in communities across the globe.  The transaction details are summarized below.

On November 13, 2019, TGIF funded an incremental $2,550,000 to an existing $4,300,000 five-year term loan facility with an existing borrower, a grain processor in Uganda, to facilitate the preparation of the undeveloped portion of property into arable farm land. Priced at 14.50%, the transaction is set to mature on April 30, 2024, and is secured by a mortgage over the 2,600 hectare financed property and assignment of sales proceeds. The investment is anticipated to support local jobs and increase the local food supply to address the nutritional demand of the region’s growing population.

On November 22, 2019, TGIF funded $15,000,000 as part of a new $130,000,000 senior secured term loan facility to a Ghanaian independent power producer that enables companies operating in Ghana to realize efficiency and productivity gains by providing access to stable sources of electricity in a country characterized by rising energy demands and limited supply. With an interest rate of six-month LIBOR + 9.5%, TGIF’s participation is set to mature on November 12, 2022 and is secured by existing power generation assets, expansion projects, the port facility, fuel supply agreements of the borrower, and a share pledge from the borrower, among others. The borrower anticipates that TGIF’s financing will help supply reliable and affordable energy to the local families and businesses.

“TGIF’s recent investment activities highlight our commitment to deepening relationships with existing borrower companies that are generating positive economic and social impact,” said Gloria Nelund, CEO of TGIF. “Specifically, the grain processor directly helps gap Uganda’s food shortages while the power producer ultimately provides a stable source of electricity for local communities in Ghana,” added Ms. Nelund.

About TriLinc Global Impact Fund

TGIF is a public non-traded, externally managed, limited liability company that makes impact investments in SMEs in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact.  TGIF invests in SMEs through experienced local market sub-advisors, and expects to create a diversified portfolio of financial assets consisting primarily of collateralized private debt instruments.  In addition, TGIF aggregates and analyzes social, economic, and environmental impact data to track progress and measure success against stated objectives.

Forward-Looking Statements

This press release contains forward-looking statements (including, without limitation, statements concerning the use of financing provided to borrowers and the expected repayment of financing extended to the borrowers) that are based on TGIF’s current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties, including, without limitation, the future operating performance of the borrower and those risks set forth in the “Risk Factors” section of TGIF’s most recent Annual Report on Form 10-K, as amended or supplemented by TGIF’s other filings with the Securities and Exchange Commission. Although these forward-looking statements reflect management’s belief as to future events, actual events or TGIF’s investments and results of operations could differ materially from those expressed or implied in these forward-looking statements. To the extent that TGIF’s assumptions differ from actual results, TGIF’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. TGIF cannot assure you that it will attain its investment objectives.